SUBLEASE

FIRST ORION CORP.    Sublessor

TO

INUVO, INC.    Sublessee

KNOW ALL MEN BY THESE PRESENTS:

First Orion Corp. (the “Sublessor”) does hereby sublease, let and rent unto Inuvo, Inc., a Nevada corporation (the “Sublessee”) for the consideration and upon the terms and conditions hereinafter set forth, the following described lands situated in Faulkner County, Arkansas:

Approximately 5,834 sq. ft. of office space (consisting of Spaces 201-202 (approximately 3,000 sq. ft.), Spaces 207- 208 (approximately 2,690 sq. ft.) and a conference room adjacent to the elevator (approximately 144 sq. ft.)) plus the pro rata share of the common space (bathrooms, break area and corridors) in the Conway Federal Plaza building located at 1111 Main Street in Conway, AR as reflected in the attached Exhibit B (the “Premises”). For purposes of this Sublease, the sublessee’s pro rata share shall be 47.32% (5,834 of 12,330 rentable square feet on the second floor the Conway Federal Plaza building).

1.    TERM

A.    This sublease shall have a term of twenty four (24) months beginning on the 1st day of March, 2013, and expiring on the 28th day of February, 2015.

B.    This sublease shall not be renewable except by written agreement between Sublessor and Sublessee. Should Sublessee be allowed to remain in possession after termination of this sublease, either in due course or by reason of the breach of any of its provisions by the Sublessee, or should Sublessor accept any rent after such termination, then neither the remaining in possession nor the acceptance of the rent shall be deemed a renewal of this Sublease or a tenancy from year to year, but, on the contrary, the status of the Sublessee shall be deemed that of a tenant-at-will, and the Sublessee will immediately vacate the Premises upon being notified to do so by the Sublessor.

2.    SUBLEASE RATES

A.    Sublessee shall pay to Sublessor a monthly rental of $8,400 as rentals for the use of said property. Notwithstanding, Sublessee shall prepay in full the aggregate rent due of the initial term as set forth in Section 1A above, by making a single lump sum payment of $193,200 (the “Lump Sum Payment”). Sublessee shall make such payment in full not later than March 1, 2013. This payment is exclusive of all other charges to be paid by Sublessee, including, without limitation, operating expenses set forth in Section. Any such additional charges will be billed monthly and payable by Sublessee to Sublessor within 30 days of receipt of invoices from Sublessor.

B.    Time is of the essence and all monthly sublease rentals are to be delivered to Sublessor at 1111 Main Street, Suite 203, Conway, AR 72032or via electronic draft on or before the 1st day of each month beginning March, 2013.

C.    Rent for the Premises for the term herein above specified is payable monthly in advance throughout said term of this Sublease. Rental payments will be considered to be made on time if received by Sublessor on or before the fifth day of each month. If rent has not been paid by the fifth of the month in which it is due, a 5% late charge will be assessed.

3.    SECURITY DEPOSIT

A.    No deposit is required as collateral security by Sublessee.

4.    CONDITION AND/OR IMPROVEMENTS TO BUILDING

A.    Sublessee accepts the building as proposed (See Attached Exhibit C), providing Sublessor shall cause all necessary work to be done to provide for the structural integrity of the roof and exterior walls.

B.    Sublessor will provide tenant improvements as per Exhibit D. Sublessee shall promptly reimburse Sublessor for the cost of such improvements in excess of $22,000. In the event this Sublease terminates prior to expiration other than due to the breach of this Sublease by Sublessor, in addition to any other amounts due by Sublessee, Sublessee shall pay Sublessor an amount equal to $916.67 times the number of months (whole or partial) remaining between termination date and the end of the initial term of this Sublease, provided, however, the foregoing shall not apply in the event Sublessee has made the Lump Sum Payment.

C.    Sublessor, at its option, will permit Sublessee to provide and pay for its own tenant improvements that are in addition to the tenant improvements set forth in Exhibit D. Plans and specifications for such improvements must be submitted to Sublessor for approval.

D.    Any outside signage by Sublessee must conform to sign specification guidelines for the building and/or must have written approval from Sublessor prior to any installation. (See Attached Sign Specifications)

E.    Upon the termination of this Sublease by either expiration of the sublease term or breach by Sublessee, Sublessor shall have the right to retain the Premises as altered, changed or improved by either Sublessee or Sublessor.

5.    OPERATING EXPENSES

A.    Sublessee shall reimburse Sublessor on a monthly basis for its pro rata share utilities and fiber broad band service, without markup.

B.    Sublessor shall pay for real property taxes and property insurance.

C.    Sublessee shall reimburse Sublessor for maintenance and repair costs of the Premises as outlined in this Sublease.

D.    Sublessee shall pay its pro rata share of the second floor common area charges allocated to Sublessor under the Prime Lease. These charges include charges for 2nd floor common area janitorial and maintenance & repair, and elevator maintenance & repair. Sublessee shall be responsible for cleaning costs associated with its leased space which is not included in any pro rata share of common area charges. For purposes of this Sublease, Prime Lease means the Lease, dated June 1, 2012, as amended, entered into between Sublessor and Nabholz Properties, Inc. (“Prime Lessor”) whereby Sublessor leases the Premises from Prime Lessor.

E.    Sublessee shall pay its pro rata share of the first floor lobby and overall building & grounds charges allocated to Sublessor under the Prime Lease. The charges include 1st floor lobby janitorial and maintenance & repair, landscape & parking lot maintenance & repair, and alarm & security charges.

6.    USE OF BUILDING

A.    Said subleased Premises shall, during the life of this Sublease, be used for office space and any legal activities related directly thereto.

B.    Said Premises shall not be put to any use by Sublessee which would produce an increased hazard to said Premises or cause an increase in insurance premiums for insurance coverage on said Premises, without the consent of Sublessor.

C.    Sublessee shall have the quiet and peaceful possession and enjoyment of said lands and improvements during the term of this sublease.

D.    Parking for the building will be provided in the lots adjacent to the building on the east and south side of the building. In addition, public parking is available on the north and west sides of the building. Sublessor reserves the right to assign parking and/or locate parking for tenants in the building within a one block radius. (See Exhibit B)

7.    RESERVED

8.    PERMITTED SUBLEASE AND THE PRIME LEASE

A.    Sublessor covenants that it is the right and authority to execute this Sublease.

B.    In the event Sublessor enters into an addendum with the Prime Lessor after February 28, 2013 and such addendum provides Sublessor an abatement of rent, fees, or expenses with respect to all or any portion of the Premises from the Prime Lessor, then Sublessor shall grant a parallel abatement (pertaining to such portion of the Premises) to Sublessee.

C.    Except as provided herein, Sublessor shall not (A) (1) do anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Prime Lease or which would cause the Prime Lease to be terminated or forfeited or (2) permit any such violation or breach, or (B) voluntarily cancel or surrender the Prime Lease.

D.    Sublessor shall promptly furnish Sublessee with copies of all notices relating to the Premises which Sublessor receives from Prime Lessor.

E.    Sublessor agrees to pay all rent and other fees and expenses with respect to that portion of the Premises not subleased hereunder according to the terms and conditions set forth in the Prime Lease.

F.    Sublessor hereby represents and warrants to Sublessee that (i) the Prime Lease is in full force and effect as of the date hereof; (ii) Sublessor has received no notice or claim that the Premises do not comply with applicable legal requirements for general office use, (iii) Sublessor has fully performed its obligations under the Prime Lease in all material respects through the date of this Sublease, (iv) to the knowledge of Sublessor, there are no pending claims against Sublessor nor, to the knowledge of sublessor, any facts that would reasonably be expected to give rise to a claim against Sublessor, under the Prime Lease by the counterparties thereto, (v) there exists no defaults by Sublessor (or any event that, with the giving of notice or the passage of time or both, would constitute a default on the part of Sublessor) under the Prime Lease and (vi) to Sublessor’s knowledge, there exists no defaults by Prime Landlord (or any event that, with the giving of notice or the passage of time or both, would constitute a default by Prime Landlord) under the Prime Lease.

9.    HOLD HARMLESS AGREEMENT & INSURANCE REQUIREMENTS

A.    Sublessee assumes all risk of and liability for damages to persons or property arising during the terms of the sublease, in connection with the Premises, or use thereof, and shall indemnify and hold harmless Sublessor and the property of Sublessor, including the subleased Premises, the Prime Lessor and the property of the Prime Lessor (the “Sublessor Indemnitees”) from any and all claims, liability, loss, damage, or expenses resulting from any use or any other occupation and use of the Premises by Sublessee, including, but not limited to, any of such arising by reason of the injury to or death of any person or persons or by reason of damage to any property caused by the condition of the subleased Premises, the condition of any improvements or personal property in, on or about the subleased Premises, or the acts or omissions of the Sublessee of any person in, on or about the areas with the express or implied consent of the Sublessee. Such obligation of the Sublessee to indemnify and hold harmless the Sublessor Indemnitees shall include, but not be limited to, any claim, liability, loss, damage or expense arising by reason of the injury to or death of any agent, officer or employee of the Sublessee, any independent contractor hired by the Sublessee to perform work or render services in, on, or about the Premises, or any agent, officer or employee of any such independent contractor, and any other person from any cause whatsoever, while in, on or about the Premises, streets, alleys, sidewalks or public ways adjacent thereto during the term. Insurance to be provided by the respective indemnitor as hereinafter provided must contain a clause or endorsement specifically affording covering against liability contractually assumed by the Sublessee. The indemnity herein contained is intended to be a complete indemnity against any and all expenses, damages or loss of any kind to the Sublessor, including without limitation, attorney’s fees, court costs and similar expenses incurred in defending against any claim even if groundless.

B.    Sublessee covenants that it will, in the conduct of any business upon said Premises, fully comply with all federal, state, county and local statutes, laws and ordinances pertaining to the conduct of such business; holding Sublessor and the subleased Premises harmless from any and all liability whatever arising from such business activities conducted thereon by Sublessee.

C.    The Sublessee shall carry commercial general liability in the amount of $500,000 each occurrence and $1,000,000 annual aggregate, bodily injury and property damage.

D.    Sublessee shall show Sublessor and the Prime Lessor, as an additional named insured with respect to general liability provision and provide Sublessor with a certificate of insurance stating same.

E.    The Sublessee shall obtain fire legal liability in the amount of $50,000 on Sublessee’s policy.

F.    The Sublessee shall provide hazard insurance for protection of any and all personal property. The Sublessor is not responsible for damage of any kind to Sublessee’s personal property or bodily injury.

G.    Sublessee’s Environmental Representation. Sublessee represents and warrants to Sublessor that the Premises (including surface water, ground water and any existing improvements) shall not be contaminated with any asbestos, substantial amounts of waste or debris, or contamination, including without limitation:

(a)    Any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder;

(b)    any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; and

(c)    any substance the presence of which on the Premises is prohibited or regulated by any federal, state or local law, ruling, rule or regulation similar or dissimilar to those set forth in this paragraph (collectively referred to as “Hazardous Material”). Sublessee hereby indemnities Sublessor, and its successors and assigns and agrees to hold Sublessor and its successors and assigns harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims of any and every kind whatsoever (including attorney’s fees and costs) paid, incurred or suffered by, or asserted against, Sublessor, and its successors and assigns, as a result of any claim, demand or judicial or administrative action by any person or entity (including governmental or private entities) for, with respect to, or as a direct or indirect result of the presence on or under of the escape, seepage, leakage, spillage, discharge, emission or resublease from the Premises after the Commencement Date, of any Hazardous Material (including costs, expenses or claims asserted or arising under the Comprehensive environmental Response, Compensation and Liability Act, as amended, and any so-called state or local “Superfund” or “Superlien” law, or any other federal, state or local statue, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning any Hazardous Material), regardless of whether or not cause by, or within the control of, the Sublessee. The representations, warranties and indemnity contained in this section shall survive the execution and recordation this sublease, and shall continue in favor of Sublessor after termination and delivery of possession by Sublessee.

10.    DAMAGE TO BUILDING

A.    Sublessor warrants that the building shall be covered by fire, windstorm and extended coverage insurance and if any improvements upon the subleased Premises shall, at any time during either the primary or any extended term of this Sublease, be so badly damaged by fire, windstorm, or other casualty, without fault therefore on the part of Sublessee which would void the insurance on the Premises, then the rentals coming due hereunder shall abate until such time as said building has been restored to its approximate condition immediately prior to the happening of such casualty.

B.    In the event of a substantial total destruction of said improvements from fire, wind storm, or other casualty, (substantial destruction as herein used means destruction which will cost 20% or more of the value of the improvements prior to destruction to restore such improvements) the Sublessor may, at its sole option, elect to rebuild said improvements, and shall give Sublessee notice of its decision within sixty (60) days after such occurrence.

C.    In the event of such casualty and a decision by the Prime Lessor not to rebuild said Premises, this sublease shall terminate.

D.    If at the discretion of Sublessor the Sublessee threatens the integrity or value of the building and/or the safety of the property either because of failure to properly maintain the Premises or because of its use of the property, Sublessor will have the right to demand that the situation be remedied and if not remedied within 15 days, Sublessor shall have the right to terminate the sublease.

E.    Sublessee agrees to obtain written approval from Sublessor prior to the removal of any fixture or improvement from the subleased Premises. Furthermore, Sublessee agrees to repair any damage caused by the removal of any fixture or improvement from the subleased Premises.

11.    DEFAULT AND LATE PAYMENT

A.    In the event any rental payments coming due hereunder be not paid timely paid when due, or if, at any time during the primary or any extended term of this sublease the Sublessee should be declared bankrupt or insolvent, either voluntarily or involuntarily the Sublessor shall have the right to declare this sublease terminated and Sublessee shall immediately surrender possession of said subleased Premises.

B.    If the Sublessor is required to incur any expenses including legal fees in the enforcement of this agreement, the Sublessee will be responsible for and will reimburse the Sublessor for such expenses.

C.    The failure of the Sublessor or Sublessee to insist upon the strict and literal performance of any agreement or condition herein or to exercise any option retained or granted by reason of a default by the Sublessee shall not constitute a waiver of the Sublessor’s right thereafter to insist upon and enforce full performance of such conditions and agreements.

D.    Time is of the essence of each of the agreements and conditions herein to be performed by the Sublessee. The failure of Sublessor to insist upon performance of any of the agreements and conditions herein in any one or more instances shall not be a waiver of the right thereafter to insist upon full and complete performance of such agreements and conditions. Receipt by the Sublessor of rent with knowledge of the breach of any of the agreements and conditions hereto shall not be deemed a waiver of such breach.

E.    On termination of this sublease in due course, Sublessee agrees to surrender possession of the subleased Premises without demand. Failing to do so, Sublessee will, in addition to the damages generally recoverable, be liable to Sublessor for all damages Sublessor may sustain, including claims made by any succeeding tenant against subleased Premises to the succeeding tenant.

F.    In the event of a breach of any of the terms or conditions hereof by Sublessee, Sublessor may:

(a)    Take possession of the subleased Premises and sublease the same for the account of the Sublessee upon such terms as may be acceptable to Sublessor, and apply the proceeds received from such leasing, after paying the expenses thereof, toward the payment of the rent which the Sublessee herein is obligated to pay and collect the balance thereof from Sublessee; or

(b)    Take possession of the subleased Premises and collect from the Sublessee all damages sustained by reasons of such breach; or

(c)    Pursue any remedy or remedies which may be available at law or in equity.

G.    In the event of a breach of any of the terms or conditions hereof by Sublessor, Sublessed may pursue any remedy or remedies which may be available at law or in equity,

12.    RIGHT OF WAY

A.    Sublessor shall have the right to enter upon the subleased Premises at reasonable times and under reasonable conditions for the purpose of inspecting the same.

13.    ASSIGNMENTS OF SUBLEASE

A.    This Sublease shall not be assigned, nor shall the subleased Premises or any portion thereof be sublet without the written consent of Sublessor.

14.    REQUIRED ALTERATIONS

A.    In the event any changes, alterations or additions are required by any law, ordinance or regulation of the fire department or board of health, or other regulatory agency of any government, then the costs of such change, alterations or additions shall be paid by the Sublessee.

15.    INTERPRETATION OF SUBLEASE

A.    “Eminent Domain. If the subleased Premises be subject to any eminent domain proceedings, the sublease shall terminate if all of the subleased Premises are taken or if the portion taken is so extensive that the residue is wholly inadequate for Sublessee's purposes. If the taking be partial, then Sublessee’s rental shall be reduced in the proportion which the space bears to the space originally subleased. In such condemnation proceedings, Sublessee may claim compensation for the taking of any removable installations which by the terms of this sublease Sublessee would be permitted to remove at the expiration of this sublease, but Sublessee shall be entitled to no additional award, it being agreed that all damages allocable to full fee simple ownership of the entire subleased Premises shall in any event be payable to Sublessor.

B.    The Sublessee shall be held to the most strict interpretation of all terms and conditions contained in this sublease agreement.

C.    This agreement shall become effective upon the date of execution of the last of the parties hereto to execute the same.

EXECUTED THIS ___31___ DAY OF JANUARY, 2013.

Sublessor: FIRST ORION CORP.

By:     /s/ Jeff Stalnaker
Jeff Stalnaker, CEO

Sublessee: INUVO, INC.

By:     /s/ Trey Barrett
Trey Barrett, COO